UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2010

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On September 21, 2010, the Board of Directors (the "Board") of SuccessFactors, Inc. (the "Company") appointed John G. Schwarz, 59, to the Board. In connection with the appointment of Mr. Schwarz to the Board, on September 21, 2010, the Board increased the number of authorized directors of the Board from seven to eight. Mr. Schwarz joins the Board as a Class I director.

In connection with his service as a director, Mr. Schwarz will receive the Company's standard non-employee director cash and equity compensation. Mr. Schwarz will receive a pro rata portion of the $35,000 annual retainer. As a non-employee director, Mr. Schwarz may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. If Mr. Schwarz makes this election, he will receive shares having a value equal to the cash retainer. If Mr. Schwarz elects to receive common stock in lieu of the cash retainer, he must so elect at the beginning of the particular year.  The common stock is paid in advance on a quarterly basis, based on the price of the Company's common stock as of the last trading day of each fiscal quarter.

Once appointed to serve on any committees of the Board, Mr. Schwarz would also receive a pro rata portion of the annual retainers for service on such committees. Currently each non-chair member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisition Committee receives annual retainers of $10,000, $7,500, $5,000 and $7,500, respectively.

In addition, as a non-employee director, Mr. Schwarz will be granted an initial option to purchase 30,000 shares of the Company's common stock, and these stock options will also be immediately exercisable and will vest quarterly over a period of two years based on continuation of service. An additional option to purchase 15,000 shares of the Company's common stock will automatically be granted to Mr. Schwarz after each annual meeting of stockholders, and these stock options will vest quarterly over a period of one year. Each of the stock options granted to a non-employee director has a maximum term of the earlier of: (1) seven years from the date of grant, or (2) three years after the termination of the non-employee director's termination of service for any reason, and the vesting of the options will accelerate in full in connection with a change of control. All stock options granted to non-employee directors have an exercise price equal to the fair market value of the Company's common stock on the date of grant.

In connection with his appointment, Mr. Schwarz and the Company entered into the Company's standard form of director Indemnity Agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, the Company has agreed to hold harmless and indemnify Mr. Schwarz to the fullest extent authorized by the Company's certificate of incorporation, bylaws and Delaware law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, which was filed as Exhibit 10.1 to the Company's Form S-1 Registration Statement filed on July 20, 2007 and which exhibit is incorporated by reference herein.

  Mr. Schwarz is currently co-founder and CEO of Visier LLC, a software business focused on delivering analytics applications to business users in selected industries. Mr. Schwarz previously served on the executive board of SAP AG ("SAP") from March 2008 through February 2010 and as CEO of Business Objects S.A. ("Business Objects"), a provider of business intelligence software and services, from September 2005 through the acquisition of Business Objects by SAP in January 2008, and then as CEO of SAP's Business Objects unit through early 2010. In that time, he doubled Business Objects' revenue to more than U.S. $2.0 billion, improved profitability and oversaw seven strategic acquisitions including Cartesis and FirstLogic. Prior to that, Mr. Schwarz was President and Chief Operating Officer of Symantec Corporation ("Symantec") from January 2002 through September 2005. While at Symantec, he played a key role in tripling business growth to more than U.S. $2.7 billion in revenue and was instrumental in the successful combination of Symantec and VERITAS. Before joining Symantec, Mr. Schwarz was CEO of Reciprocal Inc. ("Reciprocal"), a private company focused on providing e-commerce services to the Media industry from January 2000 to November 2001. Before joining Reciprocal, Mr. Schwarz spent 25 years at International Business Machines Corporation ("IBM") where most recently he was General Manager of IBM's Industry Solutions unit, a worldwide organization focused on building business applications and related services for IBM's global customers. In addition, Mr. Schwarz has served on the board of directors of Synopsys, Inc. since May 2007 and Teradata Corp. since September 2010 and is an advisor to Dalhousie University, Halifax, Nova Scotia. Mr. Schwarz has a diploma in business administration from the University of Toronto and a bachelor's degree from the University of Manitoba. In May 2004, Mr. Schwarz received an honorary doctorate from Dalhousie University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary B. Smith Hillary B. Smith

Date: September 27, 2010